Exhibit 10.14

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement dated as of December 10 , 2013 (this "Amendment"), by and between HAN FENG, INC., a North Carolina corporation having its principal place of business at 6001 West Market Street, Greensboro, North Carolina 27409 (the "Borrower"), and EAST WEST BANK, 535 Madison Avenue, New York, New York 10022 (referred to herein as the "Bank").

Recitals

Whereas, the Borrower, New Sun Wah Trading Corporation, a corporation originally formed in the State of South Carolina ("New Sun Wah"), and the Bank entered into a credit agreement as of January 5, 2012, providing for a credit facility from the Bank to the Borrower and New Sun Wah in the maximum principal amount of Ten Million ($10,000,000) Dollars,

Whereas, the Borrower is the successor in interest to New Sun Wah by merger of New Sun Wah into the Borrower as of March 26, 2012 pursuant to Articles of Merger filed with the Secretary of State of the State of North Carolina as of such date, the Borrower being the surviving entity after such merger and New Sun Wah being a division of the Borrower,

Whereas, the Borrower and the Bank increased the maximum principal amount of the credit facility to Twelve Million ($12,000,000) Dollars, and amended certain terms and conditions of such credit facility, pursuant to an amendment to credit agreement between the Borrower and the Bank dated as of May 21, 2013 (the "First Amendment"),

Whereas, the Borrower and the Bank wish to further amend such credit agreement, as amended by the First Amendment (the "Credit Agreement"), to (i) revise the rate of interest on the loans made thereunder, and (ii) revise a financial covenant definition, all as set forth herein

Terms and Conditions

1.

The Credit Agreement is hereby amended by the terms and conditions set forth in this Amendment effective as of the date hereof, and in the event of any conflict the terms of this Amendment shall govern.

2.	Section 2.01(a) of the Credit Agreement is hereby amended to read in full as follows: 2.01 Interest Rate and Payment Dates

Prior to Maturity. Except as otherwise provided in Section 2.01(b), prior to maturity, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to the Prime Rate in effect from time to time, but in no event less that 3.25% per annum.

3.	The definitions of "Effective Tangible Net Worth" and "Maximum Total Liabilities" set forth in Annex I of the Credit Agreement are hereby deleted and replaced with the following definition:

"Maximum Total Liabilities to Effective Tangible Net Worth" Total liabilities minus debt subordinated to East West Bank divided by effective tangible net worth (defined as total book net worth plus minority interest, less loans to officers/stockholders/affiliates minus intangible assets and accumulated amortization plus debt subordinated to East West Bank), all as determined with reference to the consolidated .financial statements of the Borrower and its affiliates and/or subsidiaries.

4.	This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Credit Agreement as of the day and year first written above.

HAN FENG, INC. By: /s/ Zhou Min Ni Name: Zhou Min Ni Title: Chief Executive Officer

EAST WEST BANK

By: /s/ Terry Mang
Name: Terry Mang Title: Vice President